EXHIBIT 99.1



           MCI WINS U.S. DISTRICT COURT APPROVAL FOR SEC SETTLEMENT
           --------------------------------------------------------



ASHBURN, Va., July 7, 2003 - MCI (WCOEQ, MCWEQ) today received U.S. District Court approval for its amended proposed settlement with the U.S. Securities and Exchange Commission (SEC). The settlement calls for a civil penalty to the company of $2.25 billion to be satisfied by a $500 million cash payment and $250 million in common stock to shareholders and bondholders upon emergence from Chapter 11 protection.

In his ruling today, Judge Rakoff stated:

"The Court is aware of no large company accused of fraud that has so completely divorced itself from the misdeeds of the immediate past and undertaken such extraordinary steps to prevent such misdeeds in the future."

Referring to the lawsuit filed by the U.S. Securities and Exchange Commission
(SEC), Judge Rakoff said the SEC "with the full cooperation of the company's new management and significant encouragement from the Court-appointed Corporate Monitor (Richard C. Breeden, Esq.), has sought something different:

    o Not just to clean house but to put the company on a new and positive footing;
    o Not just to enjoin future violations but to create models of corporate governance and internal compliance for this and other companies to follow;
    o Not just to impose penalties but to help stabilize and reorganize the company and thereby help preserve more than 50,000 jobs and obtain some modest, if inadequate, recompense for those shareholder victims who would otherwise recover nothing whatever from the company itself."

The following statement should be attributed to Michael D. Capellas, MCI chairman and chief executive officer:

"We have made significant strides in rebuilding our company and we believe today's ruling is a positive reflection of the hard work and dedication of MCI's 55,000 employees, the loyalty of our customers and the support of our creditors. We have committed to being a role model of corporate governance and the significant changes we have already implemented are a testament to that commitment."

"Today's approved SEC settlement marks a significant milestone in the company's emergence from Chapter 11 protection, which remains on track for later this fall."

About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com.

                                                        ###